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                                                                     EXHIBIT 4.4
                         EMPLOYEE BENEFIT PLANS, INC.
                   1993 OUTSIDE DIRECTORS STOCK OPTION PLAN


                                      I.
                               PURPOSE OF PLAN

      1.1 The purpose of the Employee Benefit Plans, Inc. 1993 Outside Directors Stock Option Plan (the "Plan") is to provide a means whereby Employee Benefit Plans, Inc. (the "Company") may grant options to purchase common stock of the Company to those members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries ("Eligible Directors"). Options granted under the Plan are not intended to and do not qualify as incentive stock options as described in Section 422A of the Internal Revenue Code.

                                     II.
                  NUMBER OF SHARES AVAILABLE UNDER THE PLAN

      2.1 Options will be granted by the Company at the times described below, to Eligible Directors to purchase an aggregate of up to 250,000 shares of common stock ($.01 par value) of the Company and 250,000 shares shall be reserved for options granted under the Plan (subject to adjustment as provided in Section 4.9 below). The shares issued upon exercise of options granted under the Plan may be authorized and unissued shares or reacquired shares held by the Company. If any option granted under the Plan shall terminate, expire or with the consent of the optionee, be canceled as to any shares, new options may thereafter be granted covering such shares without affecting the amount of the option reserve noted above.

                                     III.
                                ADMINISTRATION

      3.1 The Plan shall be administered by a Committee consisting of the Chief Executive Officer and Chief Financial Officer of the Company who are not eligible to participate in the Plan (the "Committee"). Committee members shall have no discretion concerning the grant of options, the price at which options are to be granted or times at which options may be exercised.

      The Committee may interpret the Plan, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan and make other determinations and take such other action as it deems necessary or advisable. No such action will affect the rights of Eligible Directors who have been granted options prior to such action. Any interpretation or other action made or taken by the Committee shall be final, binding and conclusive.
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                                     IV.
                             TERMS AND CONDITIONS

      4.1 Time of Grant and Form. Each option granted under the Plan shall be evidenced by an option agreement which shall be subject to the terms and conditions of the Plan, including, without limitation, the following:

      (a) Initial Grant of 5,000 Options. Each Eligible Director shall receive an initial grant of options for the purchase of 5,000 shares of common stock of the Company, when applicable under subsections (1), (2) or (3) below:

            (1) Each Eligible Director of record on August 19, 1993 shall receive a grant of options for the purchase of 5,000 shares of common stock of the Company effective August 19, 1993;

            (2) An Eligible Director who is first appointed or elected to the Board of Directors of the Company after a June 1 Grant Date (as defined below) but before the next Annual Meeting of Shareholders of the Company (the "Annual Meeting"), shall receive a grant of options for the purchase of 5,000 shares of common stock of the Company effective on the date that person first becomes a director.

            (3) An Eligible Director who is first appointed or elected to the Board of Directors of the Company at an Annual Meeting, or between the Annual Meeting and on or before the next June 1 Grant Date, shall receive a grant of options for the purchase of 5,000 shares of common stock of the Company effective on the June 1 Grant Date following such Annual Meeting (provided that person is a director of record on the June 1 Grant Date).

      (b) Annual Grants of 2,500 Options. Except as otherwise provided in this Section 4.1(b), each Eligible Director of record on June 1 (or on the next business day if June 1 is not a business day) of each year while the Plan is in effect (the "June 1 Grant Date"), commencing June 1, 1994, shall receive a grant of options for the purchase of 2,500 shares of common stock of the Company effective on that June 1 Grant Date. Notwithstanding the foregoing, if an Eligible Director receives an initial grant of options under
            Section 4.1(a)(3) above, that person will not be eligible to receive the first annual grant of 2,500 options under this subsection until the June 1 Grant Date which occurs during the calendar year following that person's first appointment or election as a director (and provided that person is an Eligible Director on that June 1 Grant Date).





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The foregoing respective dates of grant are referred to herein as the "Grant
Date." Notwithstanding the foregoing, if on the scheduled Grant Date, the Chief Executive Officer or General Counsel of the Company determines, in their sole discretion, that the Company is in possession of material, undisclosed information that would prevent the Company from issuing securities, then the grant of options to Eligible Directors pursuant to this Section 4.1 will be suspended until the third day after public dissemination of such information. The Chief Executive Officer or General Counsel may only suspend the grant; the amount and other terms of the grant will remain as set forth in the Plan, with the exercise price of the option to be determined in accordance with the Plan on the date the option is finally granted.

      4.2 Exercisability. Subject to Sections 4.6 and 4.9 below, each option agreement shall provide that the option will vest and become first exercisable six (6) months after the Grant Date, except that the options having a Grant Date of August 19, 1993 shall vest and become first exercisable on the latter of (a) six (6) months after the Grant Date or (b) the date on which the Plan is approved by the Company's shareholders. If the Plan is not approved by the shareholders at the Annual Meeting for the year ending December 31, 1993, all options granted under the Plan shall thereupon lapse.

      4.3 Option Period. Subject to Sections 4.6 and 4.9 below, each option agreement shall provide that the option shall expire at the end of ten (10) years from the date granted or upon dissolution of the Company, if earlier.

      4.4 Option Price. The exercise price per share for options granted under the Plan shall be the closing price of the common stock of the Company on the Grant Date or in the case of Eligible Directors granted options during the Plan Year, the closing price of the common stock of the Company on the date the option is granted. As used herein, the term "closing price" shall mean the closing price of the Company's common stock as reported on the New York Stock Exchange. If the Company's common stock is not listed on the New York Stock Exchange, the "closing price" shall be the last sale price of the Company's common stock as reported on the National Association of Securities Dealers Automated Quotation system or applicable securities exchange.

      4.5 Payment of Option Price. The purchase price of the shares as to which an option shall be exercised shall be paid in cash, certified check, bank draft or money order made payable to the Company, or with shares of common stock of the Company at the time of exercise (valued based on the closing price on the date of exercise), unless the tender of shares as payment violates federal or state securities laws.

      4.6 Exercise in the Event of Death or Ceasing to be a Board Member. Each option agreement shall be subject to the following:





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      (a)   If an optionee ceases to be a director of the Company (other than by death or removal for cause), the options which are then vested may be exercised until the earlier of (1) three months after the date the optionee ceases to be a director of the Company or (2) ten years from the date of grant, and shall thereafter lapse.

      (b) If an optionee ceases to be a director of the Company because of removal for cause, all options shall lapse on the date the optionee ceases to be a director of the Company.

      (c) If an optionee ceases to be a director of the Company because of death, all outstanding options, whether or not vested, shall immediately become exercisable until the earlier of (1) three months after the date of death or (2) ten years from the date of grant, and shall thereafter lapse.

Options that are not exercisable (not vested) as of the date an optionee ceases to be a director of the Company (other than by death) shall immediately lapse on that date.

      4.7 Non-Transferability. No option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option shall be exercisable only by such optionee.

      4.8 Investment Representation. Each option agreement shall contain an agreement that upon demand by the Board the optionee shall deliver to the Board at the time of exercise of an option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the optionee or to such other person to purchase any shares.

      4.9 Adjustments. In the event that the outstanding shares of the common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under the Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share. If the Company is a party to a merger, consolidation, reorganization or similar corporate transaction and if, as a result of that transaction, its shares of common stock





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are exchanged for (a) other securities of the Company or (b) securities of another corporation which has assumed the outstanding options under the Plan or has substituted for such options its own options, then each holder of options under the Plan shall be entitled (subject to the conditions stated herein or in such substituted options, if any), in respect of that person's options, to purchase that amount of such other securities of the Company or of such other corporation as is sufficient to ensure that the value of that person's options immediately before the corporate transaction is equivalent to the value of such options immediately after the transaction, taking into account the option price of the option before such transaction, the fair market value per share of the common stock immediately before such transaction and the fair market value immediately after the transaction, of the securities then subject to that option (or to the option substituted for that option, if any). Upon the happening of any such corporate transaction, the class and aggregate number of shares subject to the Plan which have been heretofore or may be hereafter granted under the Plan shall be appropriately adjusted to reflect the events specified in this Section 4.9.

      4.10 Expiration Date. This plan shall terminate ten (10) years from the date upon which it is approved by the shareholders of the Company, or on such earlier date determined by the Board. Any termination shall not affect any options then outstanding under the Plan. No options may be granted after termination.

      4.11 Shareholder Rights. No optionee shall have any rights as a shareholder with respect to any shares subject to his or her option prior to the date of issuance to the optionee of a certificate or certificates for such shares.

                                      V.
                  COMPLIANCE WITH OTHER LAWS AND REGULATIONS

      5.1 The Plan, the option agreement and exercise of options thereunder and the obligation of the Company to sell and deliver shares under such option shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of common stock prior to (a) the listing of any such shares on any stock exchange on which the common stock may be listed; and (b) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Company shall in its sole discretion determine to be necessary or advisable.

                                     VI.
                          AMENDMENT AND TERMINATION

      6.1 The Board may from time to time amend, suspend or discontinue the Plan provided that, subject to the provisions of Section 4.9 above, no action of the Board may permit the granting of any option at the option price less than that determined in





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accordance with Section 4.4 above; adjust or change the Grant Date determined under Section 4.1 above; or shorten the period provided for in Section 4.3 above. However, the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to him or her under the Plan. The Board may, subject to limitations in the Plan, modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options to the extent unexercised.

                                     VII.
                                EFFECTIVE DATE

      7.1 The Plan was adopted by the Board of Directors of the Company effective August 19, 1993, and its effectiveness is subject to approval by the shareholders of the Company.

                                    VIII.
                                  PLAN YEAR

      8.1   The Plan year runs January 1 through December 31.

                                     IX.
                                 NAME OF PLAN

      9.1 The Plan shall be known as the Employee Benefit Plans, Inc. 1993 Outside Directors Stock Option Plan.





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                         EMPLOYEE BENEFIT PLANS, INC.


                            STOCK OPTION AGREEMENT
             PURSUANT TO 1993 OUTSIDE DIRECTORS STOCK OPTION PLAN

      This AGREEMENT is made effective as of the 1st day of June, 19__ by and between Employee Benefit Plans, Inc., a Delaware corporation (the "Company"), and the undersigned outside director of the Company (the "Outside Director").


      Recitals

      1. The Company desires to afford the Outside Director an opportunity to purchase shares of its common stock, par value $.01 per share (the "Shares"), to carry out the purposes of its 1993 Outside Directors Stock Option Plan (the "Plan"), a copy of which has been provided to Outside Director and the terms of which are incorporated by reference herein.

      2. Section 4.1 of the Plan provides that each option is to be evidenced by an Option Agreement, setting forth the terms and conditions of the Option.

      ACCORDINGLY, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Outside Director hereby agree as follows:

      1. Grant of Option. The Company hereby grants to the Outside Director a nonqualified stock option (the "Option") to purchase all or any part of an aggregate of Two Thousand Five Hundred (2,500) Shares on the terms and conditions hereinafter set forth.

      2. Purchase Price. The purchase price for the Shares covered by the Option (the "Purchase Price") shall be $________ per Share, which is the closing price of the Company's common stock as reported on the New York Stock Exchange on June 1, 19__.

      3.    Time and Manner of Exercise of Option.

            (a) The Option shall be exercisable as to 100% of the Shares commencing December 1, 19__, which is six (6) months after the date hereof, unless accelerated pursuant to Section 4(d) or 7 hereof.
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            (b)   To the extent that the right to exercise the Option has
accrued and is in effect, the Option may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the Purchase Price for such Shares (or delivery of a notice from a registered brokerage firm advising that payment will be made by such firm to the Company under its "cashless exercise" procedures in accordance with the
Plan), which payment may be in whole or in part in shares of the common stock of the Company already owned by the person or persons exercising the Option with a fair market value equal to the exercise price (the fair market value shall be the closing price of the common stock on the date of exercise, as determined under the Plan); provided, however, that there shall be no such exercise at any one time as to fewer than ten (10) Shares or all of the remaining Shares then purchasable by the person or persons exercising the Option, if fewer than ten (10) Shares. Upon such exercise, delivery of a Certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the Person or Persons exercising the Option at such time, during ordinary business hours, not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the Option, subject to Section 6 below.

            (c) The Company shall at all times during the term of the Option reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of the Option and shall pay all original issue and transfer taxes (if any) with respect to the issue and transfer of Shares pursuant hereto, and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall not have any of the rights of a stockholder of the Company with respect of the Shares until one or more Certificates for such Shares shall be delivered to the holder upon the due exercise of the Option.

      4.    Term of Option.

            (a) The Option shall terminate ten (10) years from the date hereof, but shall be subject to earlier termination as hereinafter provided.

            (b) If the Outside Director ceases to be a director of the Company (other than by death or removal for cause), the Option, to the extent then exercisable (vested) under Section 3(a) hereof, may be exercised until the earlier of (1) three months after the date the Outside Director ceases to be a director of the Company or (2) ten years from the date of hereof, and shall thereafter lapse.

            (c) If the Outside Director ceases to be a director of the Company because of removal for cause, the Option will terminate on the date the Outside Director ceases to be a director of the Company.
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            (d)   If the Outside Director ceases to be a director of the
Company because of death, the Option shall immediately become exercisable until the earlier of (1) three months after the date of death or (2) ten years from the date hereof, and shall thereafter lapse.

            (e) If the Option is not exercisable (not vested) as of the date that the Outside Director ceases to be a director of the Company (other than by death), the Option shall immediately lapse on that date.

      5. Nontransferability. The right of the Outside Director to exercise the Option shall not be assignable or transferable by the Outside Director other than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Outside Director only by that person or by such person's guardian or legal representative. The Option shall be null and void and without effect upon the bankruptcy of the Outside Director or upon any attempted assignment or transfer, except as provided herein, including without limitations any purported assignment (whether voluntary or by operation of law), pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

      6. Investment Representation; Delay in Issuance of Shares. Notwithstanding the provisions of Section 3 hereof, the Company may delay the issuance of Shares covered by the exercise of the Option and the delivery of a certificate for such shares until (1) Outside Director executes a written declaration that the Shares issued to them pursuant to such exercise of the Option are for the Outside Director's own account as an investment and not with a view to, or for resale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with the 1933 Act and the rules and regulations promulgated thereunder and then in effect or (2) such time as the Company elects to make a public release of material "inside information" concerning the Company (as such term is customarily used under federal securities laws), if the Company reasonably believes, at its discretion, that the holder of the Option possesses such information or the exercise of the Option would create an obligation to publicly disclose such information.

      7. Adjustments. In the event that the outstanding shares of the common stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which the Option, or portion thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the Outside Director shall be maintained as before the occurrence of such event; such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Purchase Price per Share.
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      8.    Liquidation.  Upon dissolution or liquidation of the Company, the
Option shall terminate, but the Outside Director (if at such time a director of the Company) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent then exercisable.

      9. Fractional Shares. No fraction of a share shall be purchasable or deliverable upon the exercise of the Option, but in the event any adjustment hereunder of the number of Shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

      IN WITNESS WHEREOF, the Company and the Outside Director have executed this Agreement, effective as of the date first appearing above.

                                          EMPLOYEE BENEFIT PLANS, INC.



                                          By
                                             -----------------------------------
                                             William E. Sagan
                                             President & Chief Executive Officer


                                          OUTSIDE DIRECTOR




                                             -----------------------------------
                                             [outside director]
                                             SS#
                                                 -------------------------------